Exhibit 99.2
PROPOSED FORM OF OPINION
RELATING TO FEDERAL CONSTITUTIONAL MATTERS
[LETTERHEAD OF NORTON ROSE FULBRIGHT US LLP]
[    ], 2022
To Each Person Listed on
the Attached Schedule I
Re:    Federal Constitutional Issues related to Entergy Texas Restoration Funding II, LLC Senior Secured System Restoration Bonds, Series 2022-A
Ladies and Gentlemen:
We have served as special counsel to Entergy Texas, Inc., a Texas corporation (“ETI”), in connection with the issuance and sale on the date hereof by Entergy Texas Restoration Funding II, LLC, a Delaware limited liability company (the “Issuer”), of $294,450,000 aggregate principal amount of the Issuer’s Senior Secured System Restoration Bonds, Series 2022-A (the “Bonds”), which are more fully described in the Registration Statement on Form SF-1 (File Nos. 333-259293 and 333-259293-01) filed on September 1, 2021 (as amended, the “Registration Statement”) by the Issuer with the Securities and Exchange Commission pursuant to the Securities Act of 1933, including the prospectus therein (the “Prospectus”). The Bonds are being sold pursuant to the provisions of the Underwriting Agreement dated , 2022 (the “Underwriting Agreement”) among ETI, the Issuer and the underwriters named in Schedule I to such Underwriting Agreement. The Bonds are being issued pursuant to the provisions of the Indenture dated as of , 2022 (the “Master Indenture”), as supplemented by the Series Supplement dated as of , 2022 (together with the Master Indenture, the “Indenture”), between the Issuer and The Bank of New York Mellon, a New York banking corporation, as indenture trustee (the “Indenture Trustee”). Under the Indenture, the Indenture Trustee holds, among other things, transition property as described below (the “Transition Property”) as collateral security for the payment of the Bonds. This opinion is being delivered pursuant to Section 9(m) of the Underwriting Agreement.
“Transition property” is defined in the applicable provisions of Chapter 36, Subchapter I of the Texas Utility Code and Chapter 39, Subchapter G of the Texas Utility Code (collectively, the “Securitization Law”) each being part of the Texas Public Utility Regulatory Act (“PURA”).1 The Transition Property was created in favor of ETI, pursuant to a financing order issued by the Public Utility Commission of Texas (the “PUCT”) on January 14, 2022, in Docket No. 52302 (the “Order”); and the Transition Property was assigned to the Issuer pursuant to the provisions of the Transition Property Purchase and Sale Agreement dated as of , 2022 between ETI and the Issuer and the related Bill of Sale dated as of , 2022 in consideration for the payment by the Issuer to ETI of the proceeds of the sale of the Bonds, net of certain issuance costs. The Transition Property includes the right to impose, collect and receive certain “non-bypassable” charges described in the Order (the “Charges”). The Charges constitute “transition charges” as defined in the Securitization Law and may be periodically adjusted, in the manner authorized in the Order, in order to enhance the probability that the revenues received by the Issuer from the Charges are sufficient to (i) amortize the Bonds pursuant to the amortization schedule to be followed in accordance with the provisions of the Bonds and the Indenture, (ii)
1 Public Utility Regulatory Act, Tex. Util. Code Ann. §§ 11.001–66.016 (Vernon 2007 & Supp. 2008).

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pay interest thereon and related fees and expenses and (iii) maintain the required reserves for the payment of the Bonds.
The Order was issued in response to an application for its issuance that was filed by ETI with the PUCT pursuant to the provisions of PURA. The Order became final and not subject to further appeal on January 14, 2022.2 ETI filed its Issuance Advice Letter with the PUCT on     , 2022, as required by the Order, and its Schedule SRC relating to the Charges on , 2022.
Section 39.310 of PURA provides:
Transition bonds are not a debt or obligation of the state and are not a charge on its full faith and credit or taxing power. The state pledges, however, for the benefit and protection of financing parties and the electric utility, that it will not take or permit any action that would impair the value of transition property, or, except as permitted by Section 39.307 [regarding true-ups], reduce, alter, or impair the transition charges to be imposed, collected, and remitted to financing parties, until the principal, interest and premium, and any other charges incurred and contracts to be performed in connection with the related transition bonds have been paid and performed in full. Any party issuing transition bonds is authorized to include this pledge in any documentation relating to those bonds.
The pledge stated in such Section 39.310 of PURA is referred to herein as the “State Pledge.” As authorized therein and in the Order, the language of the State Pledge has been included in the Indenture and in the Bonds.
QUESTIONS PRESENTED
You have requested our opinion as to:
(a)    whether the State Pledge creates a contractual relationship between the State of Texas (the “State”) and the holders of the Bonds (the “Bondholders”);
(b)    whether the Bondholders could challenge successfully under the “contract clause” of the United States Constitution (Article I, Section 10 (the “Federal Contract Clause”)) the constitutionality of any legislation passed by the Texas legislature (the “Legislature”) which becomes law or any action of the PUCT exercising legislative powers (“Legislative Action”) that in either case limits, alters, impairs or reduces the value of the Transition Property or the Charges so as to impair (i) the terms of the Indenture or the Bonds or (ii) the rights and remedies of the Bondholders (or the Indenture Trustee acting on their behalf) (any impairment described in clause (i) or (ii) being referred to herein as an “Impairment”) prior to the time that the Bonds are fully paid and discharged3;
(c)    whether preliminary injunctive relief would be available under federal law to delay implementation of Legislative Action that limits, alters, impairs or reduces the
2 As to this matter of Texas law, we refer you to the opinion of Duggins Wren Mann and Romero, LLP of even date herewith on which we have relied.
3 As discussed in more detail in the opinion of Duggins Wren Mann & Romero, LLP of even date herewith, the PUCT has acknowledged that it is bound by the State Pledge. Assuming that the PUCT is bound by the State Pledge as a matter of Texas law, a breach of the State Pledge by the PUCT exercising legislative powers would be treated the same as a breach of the State Pledge by the Legislature under the Federal Contract Clause.

value of the Transition Property or the Charges so as to cause an Impairment pending final adjudication of a claim challenging such Legislative Action in federal court and, assuming a favorable final adjudication of such claim, whether relief would be available to enjoin permanently the implementation of the challenged Legislative Action; and
(d)    whether, under the Fifth Amendment to the United States Constitution (made applicable to the State by the Fourteenth Amendment to the United States Constitution), which provides in part “nor shall private property be taken for public use, without just compensation” (the “Federal Takings Clause”), the State could repeal or amend PURA or take any other action in contravention of the State Pledge without paying just compensation to the Bondholders, as determined by a court of competent jurisdiction, if doing so (a) constituted a permanent appropriation of a substantial property interest of the Bondholders in the Transition Property or denied all economically productive use of the Transition Property; (b) destroyed the Transition Property other than in response to emergency conditions; or (c) substantially reduced, altered or impaired the value of the Transition Property so as to unduly interfere with the reasonable expectations of the Bondholders arising from their investments in the Bonds (a “Taking”).
OPINIONS
Based upon our review of relevant judicial authority, as set forth in this letter, but subject to the qualifications, limitations and assumptions (including the assumption that any Impairment would be “substantial”) set forth in this letter, it is our opinion that a reviewing court of competent jurisdiction, in a properly prepared and presented case:
(i)    would conclude that the State Pledge constitutes a contractual relationship between the Bondholders and the State;
(ii)    would conclude that, absent a demonstration by the State that an Impairment is necessary to further a significant and legitimate public purpose, the Bondholders (or the Indenture Trustee acting on their behalf) could successfully challenge under the Federal Contract Clause the constitutionality of any Legislative Action determined by such court to limit, alter, impair or reduce the value of the Transition Property or the Charges so as to cause an Impairment prior to the time that the Bonds are fully paid and discharged;
(iii)    with respect to the questions presented above in (c), sound and substantial arguments support the granting of preliminary injunctive relief (though the decision to do so will be in the discretion of the federal court requested to take such action, which will be exercised on the basis of the considerations discussed in Part A(ii) below) and a federal court should conclude that permanent injunctive relief is available under federal law to prevent implementation of Legislative Action hereafter taken and determined by such court to limit, alter, impair or reduce the value of the Transition Property or the Charges so as to cause an Impairment in violation of the Federal Contract Clause; and
(iv)    would conclude under the Federal Takings Clause that the State would be required to pay just compensation to Bondholders if the State’s repeal or amendment of the Securitization Law or taking of any other action in contravention of the State Pledge constituted a Taking.

We note, with respect to our opinion in the immediately preceding paragraph (ii) regarding Impairment, that existing case law indicates that the State would have to establish that any Impairment is necessary and reasonably tailored to address a significant public purpose, such as remedying or providing relief for a broad, widespread economic or social problem. The cases also indicate that the State’s justification would be subjected to a higher degree of scrutiny, and that the State would bear a more substantial burden, if the Legislative Action impairs a contract to which the State is a party (which we believe to be the case here), as contrasted to a contract solely between private parties.
We are not aware of any reported controlling judicial precedents that are directly on point with respect to the questions raised above. Accordingly, our analysis is necessarily a reasoned application of judicial decisions involving similar or analogous circumstances. Moreover, the application of equitable principles (including the availability of injunctive relief or the issuance of a stay pending appeal) is subject to the discretion of the court that is asked to apply them. We cannot predict the facts and circumstances that will be present in the future and may be relevant to the exercise of such discretion. Consequently, there can be no assurance that a court will follow our reasoning or reach the conclusions that we believe current judicial precedent supports.
This letter is limited to the federal laws of the United States of America. Our opinions are based upon our evaluation of existing judicial decisions and arguments related to the factual circumstances likely to exist at the time of a Federal Contract Clause or Federal Takings Clause challenge to Legislative Action or other State action; such precedents and such circumstances could change materially from those discussed below in this letter. Accordingly, such opinions are intended to express our belief as to the result that should be obtainable through the proper application of existing judicial decisions in a properly prepared and presented case. It is our and your understanding that none of the foregoing opinions is intended to be a guaranty as to what a particular court would actually hold; rather each such opinion is only an expression as to the decision a court ought to reach if the issue were properly prepared and presented to it and the court followed what we believe to be the applicable legal principles under existing judicial precedent. The recipients of this letter should take these considerations into account in analyzing the risks associated with the subject transaction.
We note that our work in connection with the preparation of this opinion and the issuance of the Bonds did not bring to our attention any reported judicial decision which we believe would provide a basis on which a court would declare the provisions of the Securitization Law to be invalid under the United States Constitution and it is our opinion that the Securitization Law is constitutional in all material respects under the United States Constitution. As discussed in our opinion delivered to you of even date herewith concerning certain bankruptcy matters, however, there is some judicial authority providing a basis for an argument that certain provisions of the Securitization Law with respect to the commingling of funds may be preempted by the United States Bankruptcy Code under the Supremacy Clause (Article VI) of the United States Constitution. Our analysis as to the merits of such an argument is set forth in that other opinion. If such provisions of the Securitization Law were so preempted by the Bankruptcy Code and declared invalid, such preemption would not, in our view, provide a grounds for changing the opinions otherwise set forth herein.

DISCUSSION
Discussion of Protections Afforded Against Legislative Actions
Part A(i): Federal Contract Clause Protection
Article I, Section 10 of the United States Constitution, known as the Federal Contract Clause, prohibits any state from impairing the “[o]bligation of [c]ontracts,” whether among private parties or among such state and private parties. The general purpose of the Federal Contract Clause is “to encourage trade and credit by promoting confidence in the stability of contractual obligations.”4 The law is well-settled that “the [Federal] Contract Clause limits the power of the States to modify their own contracts as well as to regulate those between private parties.”5 Although the text of the Federal Contract Clause appears to proscribe any impairment, the United States Supreme Court has made it clear that the proscription is not absolute: “Although the language of the Federal Contract Clause is facially absolute, ‘the prohibition is not an absolute one and is not to be read with literal exactness like a mathematical formula.’”6
The United States Supreme Court has applied a three-part analysis to determine whether a particular legislative action violates the Federal Contract Clause:7
(1)whether the legislative action operates as a substantial impairment of a contractual relationship;

(2)assuming such an impairment, whether the legislative action is justified by a significant and legitimate public purpose; and

(3)whether the adjustment of the rights and responsibilities of the contracting parties is reasonable and appropriate given the public purpose behind the legislative action.

This initial inquiry itself has three components: “whether there is a contractual relationship, whether a change in law impairs that contractual relationship, and whether the impairment is substantial.”8 In addition, to succeed with a Federal Contract Clause claim involving a contract with the state itself, a party must show that the contractual relationship is not an invalid attempt by the state under the “reserved powers” doctrine to “surrender[] an essential attribute of its sovereignty.”9
The following three subparts address: (1) whether a contract exists between the State and the holders of the Bonds; (2) if so, whether such contract violates the “reserved powers” doctrine, which would render such contract unenforceable; and (3) the State’s burden in justifying an impairment. The determination of whether particular Legislative Action constitutes a substantial impairment of a particular contract is a fact-specific analysis, and nothing in this letter expresses any opinion as to how a court would resolve the issue of “substantial impairment” with respect to the Order, the Transition Property or the Bonds vis-a-vis a particular Legislative Action.
4 See U.S. Tr. Co. v. New Jersey, 431 U.S. 1, 15 (1977).
5 Id. at 17.
6 Id. at 21 (quoting Home Bldg. & Loan Ass’n v. Blaisdell, 290 U.S. 398, 428 (1934)).
7 Energy Reserves Grp., Inc. v. Kan. Power & Light Co., 459 U.S. 400, 411–13 (1983).
8 Gen. Motors Corp. v. Romein, 503 U.S. 181, 186 (1992).
9 See U.S. Tr., 431 U.S. at 23.

Therefore, we have assumed for purposes of this letter that any Impairment resulting from the Legislative Action being challenged under the Federal Contract Clause would be substantial.
(1)Existence of a Contractual Relationship
The courts have recognized the general presumption that, “absent some clear indication that [a] legislature intends to bind itself contractually, . . . ‘a law is not intended to create private contractual or vested rights but merely declares a policy to be pursued until the legislature shall ordain otherwise.’”10 This presumption is based on the fact that the legislature’s principal function “is not to make contracts, but to make laws that establish the policy of the state.”11  Thus, a person asserting the creation of a contract with the State must overcome this presumption.
This general presumption can be overcome where the language of the statute indicates an intention to create contractual rights.  In determining whether a contract has been created by statute, “it is of first importance to examine the language of the statute.”12  The United States Supreme Court has ruled that a statute creates a contractual relationship between a state and private parties if the statutory language contains sufficient words of contractual undertaking.13  The United States Supreme Court has further stated that a contract is created “when the language and circumstances evince a legislative intent to create private rights of a contractual nature enforceable against the State.”14
In U.S. Trust Co. v. New Jersey, the United States Supreme Court affirmed the trial court’s finding, which was not contested on appeal, that a statutory covenant of two states for the benefit of the holders of certain bonds gave rise to a contractual obligation between such states and the bondholders.15 The covenant at issue limited the ability of the Port Authority of New York and New Jersey to subsidize rail passenger transportation from revenues and reserves pledged as security for such bonds.  In finding the existence of a contract between the states and bondholders, the Court stated “[t]he intent to make a contract is clear from the statutory language: ‘The 2 States covenant and agree with each other and with the holders of any affected bonds. . .’”16 In that case, the statute used the words “covenant and agree with each other and with the holders of any affected bonds.”17 Later, in National Railroad Passenger Corp. v. Atchison, Topeka & Santa Fe Railway Co., the Court discussed the U.S. Trust covenant and noted: “[r]esort need not be had to a dictionary or case law to recognize the language of contract” in such covenant.18
Similarly, in Indiana ex. rel. Anderson v. Brand, the United States Supreme Court determined that the Indiana Teachers’ Tenure Act created a contract between the state and specified teachers because the statutory language demonstrated a clear legislative intent to contract.  The Court based its decision, in part, on the legislature’s repeated and intentional use
10 Nat’l R.R. Passenger Corp. v. Atchison, Topeka & Santa Fe Ry. Co., 470 U.S. 451, 465–66 (1985) (quoting Dodge v. Bd. of Educ., 302 U.S. 74, 79 (1937)).
11 See id. at 466 (citing Ind. ex. rel. Anderson v. Brand, 303 U.S. 95, 104–05 (1938)).
12 Dodge, 302 U.S. at 78.
13 See Brand, 303 U.S. at 104–05 (noting “the cardinal inquiry is as to the terms of the statute supposed to create such a contract”); U.S. Tr., 431 U.S. at 17–18, 18 n.14.
14 U.S. Tr., 431 U.S. at 17 n.14.
15 Id. at 17–18.
16 Id. at 18 (quoting 1962 N.J. Laws, c. 8, § 6; 1962 N.Y. Laws, c. 209, § 6).
17 Id. at 9–10.
18 See Nat’l R.R., 470 U.S. at 470.

of the word “contract” throughout the statute to describe the legal relationship between the state and such teachers.19
Like the language of the covenant considered in U.S. Trust, the language of the State Pledge plainly manifests the Legislature’s intent to bind the State by providing, in pertinent part, that “[t]he State pledges, however, for the benefit and protection of financing parties and the electric utility, that it will not take or permit any action that would impair the value of transition property, or, except as permitted by Section 39.307 [regarding true-ups], reduce, alter, or impair . . .”20 Much like the terms, “covenant” and “agree” quoted in U.S. Trust, the term “pledge” evinces a legislative intent to create private rights of a contractual nature enforceable against the State. The provision, also consistent with contract language and similar to the statute quoted in U.S. Trust, names the beneficiaries of the State’s pledge. Moreover, it is important to note that the State also authorizes an issuer of transition bonds to include the State Pledge in contracts with the holders of transition bonds (such as the Bonds).21
In summary, the language of the State Pledge supports the conclusion that it constitutes a contractual relationship between the State and the Bondholders. We are not aware of any circumstances surrounding enactment of the Securitization Law or any circumstances surrounding prior issuances of transition bonds in 2007 and 2009 that suggests that the Legislature did not intend to bind the State contractually by the State Pledge.22
(2)Reserved Powers Doctrine
The “reserved powers” doctrine limits the State’s ability to bind itself contractually in a manner which surrenders an essential attribute of its sovereignty.23 Under this doctrine, if a contract purports to surrender a state’s “reserved powers”—powers that cannot be contracted away—such contract is void.24 Although the scope of the “reserved powers” doctrine has not been precisely defined by the courts, case law has established that a state cannot enter into contracts that forbid future exercises of its police powers or its power of eminent domain.25 In contrast, the United States Supreme Court has stated that a state’s “power to enter into effective financial contracts cannot be questioned.”26
19 Brand, 303 U.S. at 105. However, the mere use of the word “contract” in a statute will not necessarily evince the requisite legislative intent. As the Court cautioned in National Railroad, the use of the word “contract” alone would not signify the existence of a contract with the government. Nat’l R.R., 470 U.S. at 470. In National Railroad, the Court found that use of the word “contract” in the Rail Passenger Service Act defined only the relationship between the newly-created nongovernmental corporation (Amtrak) and the railroads, not the relationship between the United States and the railroads. The Court determined that “[l]egislation outlining the terms on which private parties may execute contracts does not on its own constitute a statutory contract.” Brand 303 U.S. at 467.
20 PURA § 39.310.
21 Id.
22 In addition to the State Pledge, the PUCT’s financing order contains the following language: “The Commission guarantees that it will act pursuant to this Financing Order as expressly authorized by PURA to ensure that expected transition charge revenues are sufficient to pay on a timely basis scheduled principal and interest on the transition bonds issued pursuant to this Financing Order and other costs, including fees and expenses, in connection with the transition bonds.” We refer you to the opinion with respect to constitutional law issues of Duggins Wren Mann & Romero, LLP of even date herewith for a discussion of this language.
23 U.S. Tr., 431 U.S. at 23.
24 Id. (quoting Stone v. Mississippi, 101 U. S. 814, 817 (1880)).
25 U.S. Tr., 431 U.S. at 23–24, 24 nn.20–21 (citing Stone, 101 U.S. at 817 and W. River Bridge Co. v. Dix, 47 U.S. 507, 525–26 (1848)).
26 U.S. Tr., 431 U.S. at 24. See also Cont’l Ill. Nat’l Bank & Tr. Co. v. Washington, 696 F.2d 692, 699 (9th Cir. 1983) (“Thus, insofar as the purely financial aspects of the agreement are concerned, reservations are not to be lightly inferred.”).

Under existing case law, the State Pledge does not, in our view, purport to surrender any “reserved powers” of the State. Although the State’s commitment not to, “except as permitted by Section 39.307 [regarding true-ups], reduce, alter, or impair the transition charges to be imposed, collected, and remitted to financing parties” is broader than the commitment in U.S. Trust that revenues and reserves securing bonds would not be depleted beyond a certain level,27 we do not believe courts would construe the State Pledge as purporting to contract away, or forbid future exercises of, the State’s power of eminent domain or its police power to protect the public health and safety. Through “financing orders” (such as the Order), the State will authorize electric utilities to issue “transition bonds” (such as the Bonds) and pledges not to impair the value of the “transition property” (such as the Transition Property) securing such instruments. In other words, the State Pledge constitutes an agreement made by the State not to impair the financial security for the Bonds in order to foster the capital markets’ acceptance of such bonds, which are expressly authorized and will be issued as part of the transition to a new electric utility industry structure. As such, we believe that the State Pledge is akin to the type of “financial contract” involved in U.S. Trust, and would not be viewed as an impermissible surrender of an essential attribute of State sovereignty.
(3)State’s Burden to Justify an Impairment
To survive scrutiny under the Federal Contract Clause, a substantial impairment by a state of a valid state contract must be justified by “a significant and legitimate public purpose . . . such as the remedying of a broad and general social or economic problem,”28 and the state action causing that impairment must be both “reasonable and necessary to serve” such a public purpose.29
The contours of this test are illustrated by several decisions of the United States Supreme Court.  In Home Building & Loan Ass’n v. Blaisdell,30 which the Court has described as “the leading case in the modern era of [Federal] Contract Clause interpretation,”31 the Court addressed a Contract Clause challenge to a Minnesota law that, in response to economic conditions caused by the Great Depression, (i) authorized county courts to extend the period of redemption from foreclosure sales on mortgages previously made “for such additional time as the court may deem just and equitable,” subject to certain limitations, and (ii) limited actions for deficiency judgments.32 The Court stated that the “reserved powers” doctrine could not be construed to “permit the State to adopt as its policy the repudiation of debts or the destruction of contracts or the denial of means to enforce them.”33  On the other hand, the Court also indicated that the Federal Contract Clause could not be construed to prevent limited and temporary interpositions with respect to the enforcement of contracts if made necessary by a great public calamity such as fire, flood, or earthquake.  The reservation of state power appropriate to such extraordinary conditions may be deemed to be as much a part of all contracts, as is the reservation of state power to protect the public interest in the other situations to which we have referred.  And if state power exists to give temporary relief from
27 U.S. Tr., 431 U.S. at 25.
28 Energy Reserves, 459 U.S. at 411–12.
29 U.S. Tr., 431 U.S. at 25.
30 Home Bldg. & Loan Ass’n v. Blaisdell, 290 U.S. 398 (1934).
31 U.S. Tr., 431 U.S. at 15.
32 The mortgagor was required to continue to pay the reasonable income or rental value of the property, as determined by the court, toward payment of taxes, insurance, interest and principal. The law stated that it was to remain in effect only during the current emergency and no later than May 1, 1935; no redemption period could be extended beyond the expiration of the law. Blaisdell, 290 U.S. at 415–18.
33 Blaisdell, 290 U.S. at 439.

the enforcement of contracts in the presence of disasters due to physical causes such as fire, flood or earthquake, that power cannot be said to be non-existent when the urgent public need demanding such relief is produced by other and economic causes.34
In upholding the Minnesota law, the Court relied on the following: (1) an economic emergency existed that threatened the loss of homes and lands that furnish those persons in possession with necessary shelter and means of subsistence; (2) the law was not enacted for the benefit of particular individuals but for the protection of a basic interest of society; (3) the relief provided by the law was appropriate to the emergency, and could only be granted upon reasonable conditions; (4) the conditions on which the period of redemption was extended by the law did not appear to be unreasonable; and (5) the law was temporary in operation and limited to the emergency on which it was based.35 In several contemporaneous cases, the United States Supreme Court struck down other laws passed in response to the economic emergency created by the Great Depression,36 thus reinforcing the notion that, to be justified, the impairment must be the result of a reasonable, necessary and tailored response to a broad and significant public concern.
The deference to be given by a court to a legislature’s determination of the need for a particular impairment depends on whether the contract is purely private or the state is a contracting party. Although courts ordinarily defer to legislative judgment as to the necessity and reasonableness of a particular action,37 the Supreme Court has noted that such deference “is not appropriate” when a state is a contracting party.38 In that circumstance, a “stricter standard” of justification should apply.39 Indeed, in Energy Reserves Group v. Kansas Power & Light Co., the Court noted that “[i]n almost every case, the Court has held a governmental unit to its contractual obligations when it enters financial or other markets.”40
The leading case addressing impairment of contracts to which the state is a party is U.S. Trust. As noted above, there the state had covenanted that revenues and reserves securing certain bonds would not be depleted below a certain level.41 The state thereafter repealed that promise in order to finance new mass transit projects, claiming that the repeal was justified by the need to promote, and encourage additional use of, mass transportation in response to energy shortages and environmental concerns.42 The Court ruled that the state’s action was nevertheless invalid under the Federal Contract Clause because repeal of the covenant was “neither necessary to achievement of the plan nor reasonable in light of the circumstances.”43 The Court stated that a modification less drastic than total repeal would have permitted the state to achieve its plan to improve commuter rail service, and, in fact, the state could have achieved that goal without modifying the covenant at all.44 For example, the state “could discourage automobile use
34 Id. at 439–40.
35 Id. at 444–47.
36 See Treigle v. Acme Homestead Ass’n, 297 U.S. 189 (1936); W.B. Worthen Co. v. Kavanaugh, 295 U.S. 56 (1935); W.B. Worthen Co. v. Thomas, 292 U.S. 426 (1934).
37 Keystone Bituminous Coal Ass’n v. DeBenedictis, 480 U.S. 470 (1987) (upholding against Federal Contract Clause challenge a law authorizing revocation of a coal mine operator’s mining permit as a reasonable and necessary response to the “devastating effects” of subsidence caused by underground mining).
38 U.S. Tr., 431 U.S. at 25–26.
39 Energy Reserves, 459 U.S. at 400, 412–13 n.14.
40 Id.
41 U.S. Tr., 431 U.S. at 25.
42 Id. at 28–29.
43 Id. at 29.
44 Id. at 30.

through taxes on gasoline or parking . . . and use the revenues to subsidize mass transit projects.”45
The Court in U.S. Trust contrasted the legislation under consideration with the statute challenged in City of El Paso v. Simmons,46 which limited to five years the reinstatement rights of defaulting purchasers of land from the state. For many years prior to the enactment of this statute, defaulting purchasers had been allowed to reinstate their claims upon written request and payment of delinquent interest, unless the rights of third parties had intervened. In U.S. Trust, the Court stated that this older (19th century) statute “had effects that were unforeseen and unintended by the legislature when originally adopted,” i.e., “speculators were placed in a position to obtain windfall benefits,” and therefore adoption of a statute of limitations was reasonable to restrict parties to gains reasonably expected from the contract when the original statute was adopted.47 In contrast, the need for mass transportation was not a new development and the likelihood that publicly owned commuter railroads would produce substantial deficits was well known when the covenant was adopted.48 Although, the Court noted, public perception of the importance of mass transit undoubtedly grew between 1962, when the covenant was adopted, and 1974, when it was repealed, “these concerns were not unknown in 1962, and the subsequent changes were of degree and not of kind . . . [and did not] cause[] the covenant to have a substantially different impact in 1974 than when it was adopted in 1962.”49
The Court in U.S. Trust also distinguished its earlier decision in Faitoute Iron & Steel Co. v. City of Asbury Park,50 which, according to the Court, was the “only time in this [20th] century that alteration of a municipal bond contract has been sustained.”51 Faitoute involved a state municipal reorganization act under which bankrupt local governments could be placed in receivership by a state agency. Pursuant to that act, the holders of certain municipal revenue bonds received new securities bearing lower interest rates and later maturities. According to the Court in U.S. Trust, the Faitoute decision rejected the dissenting bondholders’ Federal Contract Clause claims on the theory that the “old bonds represented only theoretical rights; as a practical matter the city could not raise its taxes enough to pay off its creditors under the old contract terms,” and thus the plan “enabled the city to meet its financial obligations more effectively.”52 The Court also quoted Faitoute to the effect that the obligation in that case was “discharged, not impaired” by the plan.53
Thus, the relevant case law demonstrates that a state bears a substantial burden when attempting to justify an impairment of a contract to which it is a party. As noted by the Supreme Court, “[i]n almost every case, the Court has held a governmental unit to its contractual
45 Id. at 30 n.29.
46 City of El Paso v. Simmons, 379 U.S. 497 (1965).
47 U.S. Tr., 431 U.S. at 31.
48 Id. at 31–32.
49 Id. at 32.
50 Faitoute Iron & Steel Co. v. City of Asbury Park, 316 U.S. 502 (1942).
51 U.S. Tr., 431 U.S. at 27.
52 Id. at 28.
53 Id.

obligations when it enters financial or other markets.”54 A mere recitation that the impairment is in the public interest is insufficient. Instead, a state action that impairs contracts to which it is a party must further a significant, legitimate and broad public purpose, not the interests of a narrow group; that public purpose must be served by a reasonable, necessary and carefully tailored measure, because “a State is not free to impose a drastic impairment when an evident and more moderate course would serve its purposes equally well.”55
Subject to the qualifications, limitations and assumptions set forth in this letter, it is our opinion that a reviewing court of competent jurisdiction, in a properly prepared and presented case, would conclude that the State Pledge constitutes a contractual relationship between the Bondholders and the State, and that, absent a demonstration by the State that an Impairment is necessary to further a significant and legitimate public purpose, the Bondholders (or the Indenture Trustee acting on their behalf) could successfully challenge under the Federal Contract Clause the constitutionality of any Legislative Action determined by such court to limit, alter, impair or reduce the value of the Transition Property or the Charges so as to cause an Impairment prior to the time that the Bonds are fully paid and discharged.
Part A(ii): Availability of Injunctive Relief in a Federal Court
In a challenge to Legislative Action alleged to cause an Impairment, the remedies the plaintiff would be expected to seek would include an order enjoining State officials from enforcing the provisions of such Legislative Action.56
(1)Availability of Preliminary Injunctive Relief in Federal Court
Under federal law, a federal court would assess the following matters in determining whether (in its discretion) to grant preliminary injunctive relief: (a) whether the party seeking an injunction is likely to succeed on the merits; (b) whether the party is likely to suffer irreparable harm in the absence of preliminary relief; (c) whether the balance of equities tips in favor of the party seeking the injunction; and (d) whether an injunction is in the public interest.57
54 Energy Reserves, 459 U.S. at 412 n.14 (citing U.S. Tr., 431 U.S. at 25–28); Kavanaugh, 295 U.S. 56; and Murray v. Charleston, 96 U.S. 432 (1878). In Kavanaugh, the United States Supreme Court reversed a decision of the Arkansas Supreme Court that had upheld the validity of legislative enactments which, in the words of the former, take “from the mortgage [securing bonds issued by municipal improvement districts pursuant to state law] the quality of an acceptable investment for a rational investor” by making it much more difficult and time consuming to foreclose upon the collateral posted as security for the mortgage. 295 U.S. at 60. In Murray, the United States Supreme Court reversed a judgment of the Supreme Court of South Carolina that had upheld an ordinance of the City of Charleston which permitted the City to withhold, as a tax, a portion of the interest that was otherwise payable with respect to bonds issued by the City. The United States Supreme Court held this “tax” violated the Federal Contract Clause: “no municipality of a State can, by its own ordinances, under the guise of taxation, relieve itself from performing to the letter all that it has expressly promised to its creditors.” 96 U.S. at 448.
55 U.S. Tr., 431 U.S. at 31.
56 If plaintiffs also seek money damages in federal court, the State defendant(s) could claim immunity. The Eleventh Amendment bars federal courts from granting money damages against a state unless such state has waived that immunity. Cozzo v. Tangipahoa Par. Council—President Gov’t, 279 F.3d 273, 280–81 (5th Cir. 2002).
57 Winter v. Nat. Res. Def. Council, Inc., 555 U.S. 7, 20 (2008). As applied in the 5th Circuit, the movant must carry “its burden of proof for each of the four requirements for a preliminary injunction: substantial likelihood of success on the merits, substantial threat of irreparable harm absent an injunction, a balance of hardships in [movant’s] favor, and no disservice to the public interest.” Daniels Health Scis., LLC v. Vascular Health Scis., L.L.C., 710 F.3d 579, 582 (5th Cir. 2013). See Butts v. Aultman, 953 F.3d 353, 361 (5th Cir. 2020) (to obtain preliminary injunction, movant must first establish substantial likelihood of success on merits); Jordan v. Fisher, 823 F.3d 805 (5th Cir. 2016) (movant must “clearly” carry the burden of persuasion as to all four factors); Speaks v. Kruse, 445 F.3d 396, 399–400 (5th Cir. 2006).

Success on the Merits. For purposes of our opinion regarding the availability of injunctive relief, we have assumed that a reviewing court will find a strong likelihood of success on the merits, i.e. that the Legislative Action is likely an Impairment.58 Thus, we examine only the three remaining portions of the test.
Irreparable Harm. In considering irreparable harm, courts evaluate whether (1) there is a sufficient causal connection between the alleged injury and the conduct sought to be enjoined;59 (2) irreparable injury is likely in the absence of an injunction;60 (3) the threat of harm to plaintiff is immediate;61 and (4) litigation can offer monetary compensation instead.62
Causation. Bondholders would have to prove that enforcement of the Legislative Action would cause detriment to them, such as loss of expected payments or loss of bond value. Given that a fundamental premise of an Impairment is Legislative Action to the detriment of Bondholders, Bondholders should be able to show causation.
Likelihood. Bondholders would have to prove that harm is likely absent an injunction. Likely harm is a premise that makes the Legislative Action an Impairment in the first place. Thus, we assume Bondholders could prove likely harm absent an injunction.
Immediacy. If scheduled payments are disrupted by Legislative Action before a trial on the merits, immediate harm could be proven. To the extent that depressed bond values may be experienced before trial, that fact could support the immediacy factor, and the fact that diminished credit quality due to the Legislative Action leads to diminished Bond value also should be provable. If, however, a trial on the merits is possible before any such harm would occur, the harm would not be immediate enough to support a preliminary injunction.63
Alternative Remedies. Unless the State waives immunity, the Eleventh Amendment bars federal courts from granting money damages against the State.64 Absent a State waiver of immunity, money damages would be unavailable to
58 Without limiting this assumption, we note some case authority suggests a heightened standard for proving the merits where a preliminary injunction is sought against government action. See Machete Productions, L.L.C. v. Page, 809 F3d 281, 288 (5th Cir. 2015) (especially where government action involved, courts should not intervene unless need for equitable relief clear, not remote or speculative).
59 Perfect 10, Inc. v. Google, Inc., 653 F.3d 976, 982 (9th Cir. 2011); see Garcia v. Google, Inc., 786 F.3d 733, 745 (9th Cir. 2015); Libertarian Party of Texas v. Fainter United States Court of Appeals, 741 F.2d 728 (5th Cir. 1984) (injunction should not be granted absent a showing of causal nexus with plaintiff's injury).
60 Winter, 555 U.S. at 22.
61 D.T. v. Sumner Cnty. Schs., 942 F.3d 324, 327 (6th Cir. 2019); Caribbean Marine Servs. Co. v. Baldrige, 844 F.2d 668, 674 (9th Cir. 1988).
62 Sampson v. Murray, 415 U.S. 61, 90 (1974); Dennis Melancon, Inc. v. City of New Orleans, 703 F.3d 262, 279–80 (5th Cir. 2012); Bluefield Water Ass'n, Inc. v. City of Starkville, Miss., 577 F.3d 250, 253 (5th Cir. 2009) (preliminary injunction not appropriate where harm suffered between time of suit and time of ultimate decision would not prevent opportunity for full recovery); Idaho v. Coeur d’Alene Tribe, 794 F.3d 1039, 1046 (9th Cir. 2015) (purely economic harms generally not irreparable, as money lost may be recovered later, in ordinary course of litigation).
63 Roland Mach. Co. v. Dresser Indus., Inc., 749 F.2d 380, 386 (7th Cir. 1984) (only if plaintiff will suffer irreparable harm in period before final judgment following trial can preliminary injunction issue).
64 Frew ex rel. Frew v. Hawkins, 540 U.S. 431, 437 (2004) (federal courts may not award retrospective relief, for instance, money damages or its equivalent, if state invokes its immunity); Lipscomb v. Columbus Mun. Separate Sch. Dist., 269 F.3d 494, 500–01 (5th Cir. 2001).

redress the harm to Bondholders from the Legislative Action, supporting the inadequacy of relief available in a federal court.65
Balance of Equities. Before issuing a preliminary injunction, a court identifies the harm that a preliminary injunction might cause the defendant and weighs it against plaintiff’s threatened injury,66 and can also consider the equities of nonparties.67 Here, a court will likely consider the balance of harm in the next stage of the analysis (public interest) because assessing the harm to the opposing party and weighing the public interest merge when the government is the opposing party.68
Public Interest. In exercising their discretion, courts of equity “pay particular regard for the public consequences in employing the extraordinary remedy of injunction.”69 And, “[a]ny time a State is enjoined by a court from effectuating statutes enacted by representatives of its people, it suffers a form of irreparable injury.”70 However, there is no “blanket presumption in favor of the government in all preliminary injunction cases.”71 The government does not have an interest in enforcing unconstitutional laws.72 (See “Part A(i): Federal Contract Clause Protection” above.) And financial concerns are not a paramount public interest.73
As discussed above, the likely primary harm to Bondholders would come from delinquent Bond payments or diminished Bond value. If the legislation merely targets the State Pledge, without pursuing some larger public policy goal, a court would more likely view the State as merely seeking to advance its own pecuniary interests (coinciding, likely, with actions prohibited by constitutional restrictions against impairment of contracts) and would likely see little public interest advanced. But if the Legislative Action is part of a larger public policy aim, and the modification or elimination of the State Pledge is an important and integrated part of the
65 See Entergy Nuclear Vt. Yankee, LLC v. Shumlin, 733 F.3d 393, 423 (2d Cir. 2013) (injunction supported in part because money damages unavailable to movant because of state immunity under Eleventh Amendment); KPMG LLP v. United States, 139 Fed.Cl. 533, 537 (Fed. Cl. 2018) (“[a]s a general principle, where plaintiff has no ability to recoup lost profits against the United States, the harm to the plaintiff is irreparable”); Chamber of Com. of U.S. v. Edmondson, 594 F.3d 742, 756, 770–71 (10th Cir. 2010) (associations’ members were likely to suffer irreparable harm from compliance costs related to state law that might total more than $1,000 per business per year because such costs were unrecoverable as damages due to sovereign immunity); E. Bay Sanctuary Covenant v. Biden, 993 F.3d 640, 677 (9th Cir. 2021) (where parties cannot typically recover monetary damages flowing from their injury, economic harm can be considered irreparable); Odebrecht Const., Inc. v. Secretary, Florida Dept. of Transp., 715 F3d 1268, 1289 (11th Cir. 2013); Entergy, Arkansas, Inc. v. Nebraska, 210 F3d 887, 899–900 (8th Cir. 2000) (chances for a preliminary injunction may be “heightened” where relief in the form of money damages is barred by the government’s sovereign immunity); but see Black United Fund of N.J., Inc. v. Kean, 763 F.2d 156, 161 (3d Cir. 1985) (“[t]hat the Eleventh Amendment may pose an obstacle to recovery of damages in the federal court does not transform money loss into irreparable injury for equitable purposes”).
66 Scotts Co. v. United Indus. Corp., 315 F.3d 264, 284 (4th Cir. 2002); see Winter, 555 U.S. at 24; Earth Island Inst. v. Carlton, 626 F.3d 462, 475 (9th Cir. 2010) (assignment of weight to particular harms is matter for district courts to decide).
67 Horwitz v. Southwest Forest Indus., Inc., 604 F. Supp. 1130, 1136 (D Nev. 1985); see Publications Int’l, Ltd. v. Meredith Corp., 88 F.3d 473, 478 (7th Cir. 1996).
68 Assessing the harm to the opposing party and weighing the public interest “merge when the Government is the opposing party.” Nken v. Holder, 556 U.S. 418, 435 (2009); Drakes Bay Oyster Co. v. Jewell, 747 F.3d 1073, 1092 (9th Cir. 2014); Minard Run Oil Co. v. United States Forest Serv., 670 F.3d 236, 256 (3rd Cir. 2011).
69 Winter, 555 U.S. at 24; Salazar v. Buono, 559 U.S. 700, 714 (2010); Flexible Lifeline Sys., Inc. v. Precision Lift, Inc., 654 F.3d 989, 996–97 (9th Cir. 2011); In re Worldwide Educ. Servs., 494 B.R. 494, 502 (Bankr. C.D. Cal. 2013).
70 Maryland v. King, 567 U.S. 1301, 1303 (2012) (Roberts, Circuit Justice) (internal quotes omitted); Planned Parenthood of Greater Tex. Surgical Health Servs. v. Abbott, 734 F.3d 406, 419 (5th Cir. 2013).
71 Rodriguez v. Robbins, 715 F.3d 1127, 1145–46 (9th Cir. 2013); but see n. 56.
72 See N. Y. Progress & Prot. PAC v. Walsh, 733 F.3d 483, 488 (2nd Cir. 2013).
73 Pashby v. Delia, 709 F.3d 307, 331 (4th Cir. 2013) (rejecting state’s proffered financial concerns as relevant public interest).

statutory scheme, the court may weigh the public interest advanced by that Legislative Action to disfavor issuing the injunction.
We cannot offer more than the framework above for assessing this element of the test of issuance of an injunction because much will depend on the particulars of the Legislative Action. But we strain to conceive of legislation seeking broad public policy aims that cannot be achieved without modifying or eliminating the State Pledge favoring Bondholders. Thus, we assume here that the public interest will not prevent a court from issuing an injunction.
Based on the foregoing, the Bondholders likely could satisfy these standards for preliminary injunctive relief, and a preliminary injunction to prevent an unconstitutional Impairment should be an available remedy.74
(2)Availability of Permanent Injunctive Relief in Federal Court
The requirements for a permanent injunction are essentially the same as for a preliminary injunction, except that the moving party must demonstrate actual success on the merits (prevailing at trial).75 On that basis, we hold the same views regarding a permanent injunction as those we expressed above for a preliminary injunction.
Discussion of Protections Afforded by Takings Clause
Part B(i): Federal Takings Clause Protections
The Takings Clause of the Fifth Amendment of the United States Constitution—“nor shall private property be taken for public use, without just compensation”—is made applicable to state action via the Fourteenth Amendment.76 The Federal Takings Clause covers both tangible and intangible property.77 Rights under contracts can be property for purposes of the Federal Takings Clause,78 but legislation that “disregards or destroys” contract rights does not always constitute a taking.79 Where intangible property is at issue, state law will determine whether a property right exists. If a court determines that an intangible asset is property, a court will next look to whether the owner of the property interest had a “reasonable investment-backed expectation[]” that the property right would be protected.80
The United States Supreme Court has suggested that the Federal Takings Clause may be implicated by a diverse range of government actions, including when the government
74 See Lipscomb, 269 F.3d at 500–02; Ingebretsen on Behalf of Ingebretsen v. Jackson Public School Dist., 88 F.3d 274 (5th Cir. 1996) (public interest not disserved by injunction preventing implementation of an unconstitutional school prayer statute).
75 New York Civil Liberties Union v. New York City Transit Auth., 684 F3d 286, 294 (2nd Cir. 2012); Perfect 10, 653 F.3d at 979–80.
76 Webb’s Fabulous Pharmacies, Inc. v. Beckwith, 449 U.S. 155, 160 (1980).
77 Ruckelshaus v. Monsanto Co., 467 U.S. 986, 1003–04 (1984).
78 Lynch v. United States, 292 U.S. 571, 577 (1934).
79 Connolly v. Pension Benefit Guar. Corp., 475 U.S. 211, 224 (1986).
80 2 Ronald D. Rotunda & John E. Nowak, Treatise on Constitutional Law: Substance and Procedure § 15.12(a)(iii), at 971 (5th ed. 2012).

(a) permanently appropriates or denies all economically productive use of property;81 (b) destroys property other than in response to emergency conditions;82 or (c) reduces, alters or impairs the value of property so as to unduly interfere with reasonable investment-backed expectations.83 In determining what is an undue interference, a court would consider the nature of the governmental action and weigh the public purpose served thereby against the degree to which it interferes with legitimate property interests and distinct investment-backed expectations of Bondholders.
The Supreme Court has identified two categories where regulatory action constitutes a per se taking—regulations that involve a permanent physical invasion of property and regulations that deprive the owner of all economically beneficial use of the property.84 Outside of these two narrow categories, challenges to regulations that interfere with protected property interests are governed by the three-part test set forth in Penn Central Transportation Co. v. City of New York.85 Under that test, a regulation constitutes a taking if it denies a property owner “economically viable use” of that property, which is determined by three factors: (i) the character of the governmental action; (ii) the economic impact of the regulation on the claimant; and (iii) the extent to which the regulation has interfered with distinct investment-backed expectations.86
81 Connolly, 475 U.S. at 225 (noting that in that case the government did not “permanently appropriate” any of the employer’s assets for its own use); Palazzolo v. Rhode Island, 533 U.S. 606, 617 (2001) (“regulation which ‘denies all economically beneficial or productive use of land’ will require compensation under the Takings Clause” (citing Lucas v. S.C. Coastal Council, 505 U.S. 1003, 1027–28 (1992), which notes that for personal property, however, some regulations that limit use may not be compensable takings given the state’s “traditionally high degree of [economic] control over commercial dealings”)); United States v. Sec. Indus. Bank, 459 U.S. 70, 77 (1982) (“The total destruction by the government of all [compensable] value of these liens, which constitute compensable property, has every possible element of a Fifth Amendment ‘taking’ and is not a mere ‘consequential incidence’ of a valid regulatory measure.” (quoting Armstrong v. United States, 364 U.S. 40, 48 (1960)).
82 The emergency exception to the just compensation requirement of the Federal Takings Clause appears in several Supreme Court decisions.  See generally 2 Rotunda & Nowak, supra note 79, § 15.12(c), at 1013–15.  Several of these decisions involve the government’s activities during military hostilities.  See, e.g., United States v. Caltex (Phil.), Inc., 344 U.S. 149 (1952) (no compensable taking when Army destroys property to prevent enemy forces from obtaining it); United States v. Cent. Eureka Mining Co., 357 U.S. 155 (1958) (no compensable taking when government forces gold mines to cease operations to conserve resources for war effort); Nat’l Bd. of Young Men’s Christian Ass’ns v. United States, 395 U.S. 85 (1969) (no compensable taking where private property destroyed when U.S. troops take shelter there).  Compare United States v. Pewee Coal Co., 341 U.S. 114 (1951) (plurality opinion) (compensable taking when occupation is physical rather than regulatory, emergency notwithstanding).  The emergency exception is not limited to wartime activities, however.  See, e.g., Miller v. Schoene, 276 U.S. 272 (1928) (no compensable taking where trees destroyed to prevent disease from spreading to other trees); Dames & Moore v. Regan, 453 U.S. 654 (1981) (no compensable taking resulting from executive order nullifying attachments on Iranian assets and permitting those assets to be transferred out of the country).  The emergency exception is not limited to the physical destruction of property by the government, see Cent. Eureka Mining, 357 U.S. at 168, but the Supreme Court has suggested it does not apply to physical occupation of property; see Pewee, 341 U.S. at 116–17 (plurality opinion), or permanent appropriation, see Lingle v. Chevron U.S.A., Inc., 544 U.S. 528, 538 (2005), both of which constitute a per se taking.  Moreover, we believe that a permanent appropriation of property by the government would be generally inconsistent with the concept of an “emergency.”  See Cent. Eureka Mining, 357 U.S. at 168 (describing wartime restrictions as “temporary in character”).
83 Connolly, 475 U.S. at 224–25 (noting that one point of Federal Takings Clause analysis is “the extent to which the regulation has interfered with distinct investment-backed expectations”) (quoting Penn Cent. Transp. Co. v. New York, 438 U.S. 104, 124 (1978)); Cent. Eureka Mining, 357 U.S. 155 (no compensable taking when government forces gold mines to cease operations to conserve resources for war effort).
84 Lingle, 544 U.S. at 538.
85 Penn Cent. Transp. Co. v. City of New York, 438 U.S. 104, 124 (1978).
86 Id.

The first factor requires a court to examine “the purpose and importance of the public interest underlying a regulatory imposition.”87
The second factor incorporates the principle enunciated by Justice Holmes: “Government hardly could go on if to some extent values incident to property could not be diminished without paying for every such change in the general law.”88 Relatedly, “not every destruction or injury to property by governmental action has been held to be a ‘taking’ in the constitutional sense.”89 Diminution in property value alone, thus, does not constitute a taking; there must be serious economic harm.
Under the third factor, the burden of showing interference with reasonable investment-backed expectations is a heavy one.90 Thus, a reasonable investment-backed expectation “must be more than a ‘unilateral expectation or an abstract need.’”91 Further, “legislation readjusting rights and burdens is not unlawful solely because it upsets otherwise settled expectations.”92 “[T]he fact that legislation disregards or destroys existing contractual rights does not always transform the regulation into an illegal taking. This is not to say that contractual rights are never property rights or that the Government may always take them for its own benefit without compensation.”93 In order to sustain a claim under the Federal Takings Clause, the private party must show that it had a “reasonable expectation” at the time the contract was entered that it “would proceed without possible hindrance” arising from changes in government policy.94
We are not aware of any case law that addresses the applicability of the Federal Takings Clause in the context of exercise by a state of its police power to abrogate or impair contracts otherwise binding on the state. The outcome of any claim that interference by the State with the value of the Transition Property without compensation is unconstitutional would likely depend on factors such as the State interest furthered by that interference and the extent of financial loss to Bondholders caused by that interference, as well as the extent to which courts would consider that Bondholders had a reasonable expectation that changes in government policy and regulation would not interfere with their investment. With respect to the last factor, we note that the Securitization Law expressly provides for the creation of transition property in connection with the issuance of transition bonds, and further provides that the any related financing order shall remain in effect and the transition property shall continue to exist for the same period as the State Pledge.95 Moreover, through the State Pledge, the State “pledges…for the benefit and protection of financing parties and the electric utility, that it will not take or permit any action” that would impair the value of the Transition Property.96 Given the foregoing, we believe it would be hard to dispute that Bondholders have reasonable investment expectations with respect to their investments in the Bonds.
Based on our analysis of relevant judicial authority discussed above, it is our opinion, as set forth above, subject to all of the qualifications, limitations and assumptions set forth in this letter, that, under the Federal Takings Clause, a reviewing court would hold that the State is required to pay just compensation to Bondholders if the State’s repeal or amendment of the Securitization Law or taking of any other action by the State in contravention of the State Pledge
87 Maritrans Inc. v. United States, 342 F.3d 1344, 1356 (Fed. Cir. 2003); see also Keystone Bituminous Coal Ass’n, 480 U.S. 470.
88 Penn. Coal Co. v. Mahon, 260 U.S. 393, 413 (1922).
89 Armstrong v. United States, 364 U.S. 40, 48 (1960).
90 DeBenedictis, 480 U.S. at 493.
91 Monsanto, 467 U.S. at 1005–06 (quoting Webb’s Fabulous Pharmacies, 449 U.S. at 161).
92 Usery v. Turner Elkhorn Mining Co., 428 U.S. 1, 16 (1976).
93 Connolly, 475 U.S. at 224 (citation omitted).
94 Chang v. United States, 859 F.2d 893, 897 (Fed. Cir. 1988).
95 PURA § 39.304
96 PURA § 39.310.

constituted a Taking. As noted earlier, in determining what is an undue interference, a court would consider the nature of the governmental action and weigh the public purpose served thereby against the degree to which it interferes with the legitimate property interests and distinct investment-backed expectations of the Bondholders. There can be no assurance, however, that any such award of just compensation would be sufficient to pay the full amount of principal of and interest on the Bonds.97
*************
97 A takings claim is generally not ripe until the government has made a final decision as to how a regulation will be applied to the property at issue.   Although federal courts used to find a taking claim not ripe unless the owner had sought and been denied compensation through whatever mechanisms state law provides, the Supreme Court recently overruled that precedent in Knick v. Twp. of Scott, 139 S. Ct. 2162 (2019).  The Court held that if a state or local government takes property without compensation, a property owner “can bring a federal suit” under 42 U.S.C. § 1983  (emphasis added) “without first bringing any sort of state lawsuit[.]” 139 S. Ct. at 2172–73 (quoting David A. Dana & Thomas W. Merrill, Property: Takings 262 (2002)). The Court added, however, that if the state has an adequate procedure for obtaining compensation for the taking, there typically will be “no basis to enjoin the government’s action effecting a taking,” so equitable relief will be “generally unavailable” in federal court in takings cases.  139 S. Ct. at 2172–73. We express no opinion as to whether Texas provides any administrative or judicial procedures for seeking just compensation for a taking of the type of contract rights the Bondholders possess, or whether such procedures are “adequate.” To the extent that there is a taking and state procedures for seeking just compensation are inadequate, Bondholders (or the Indenture Trustee on their behalf) or the Issuer could seek to enjoin enforcement of the State action by suing individual officers under Ex Parte Young, 209 U.S. 123, 155–56 (1908) and 42 U.S.C. § 1983.

This opinion letter may not be relied on in any manner or for any purpose by any Person other than the addressees listed on Schedule I hereto nor may this opinion letter be relied on by you for any purpose other than the transactions described herein. This opinion letter may not be quoted, published, communicated or otherwise made available in whole or in part to any person (including, without limitation, any person who acquires a Bond or any interest therein from an Underwriter) other than the addressees listed on Schedule I hereto without our specific prior written consent, except that (x) each of the Underwriters may furnish copies of this letter (i) to any of its accountants or attorneys, (ii) in order to comply with any subpoena, order, regulation, ruling or request of any judicial, administrative, governmental, supervisory or legislative body or committee or any self-regulatory body (including any securities or commodities exchange or the Financial Industry Regulatory Authority, Inc.), (iii) to any other person for the purpose of substantiating an Underwriter’s due diligence defense and (iv) as otherwise required by law; provided, that none of the foregoing persons is entitled to rely hereon unless an addressee hereof, (y) a copy of this opinion letter may be posted by or at the direction of ETI or the Issuer to an internet website required under Rule 17g-5 promulgated under the Securities Exchange Act of 1934, as amended, and maintained in connection with the ratings on the Bonds solely for the purpose of compliance with such rule or undertakings pursuant thereto made by ETI or the Issuer. Such permission to post a copy of this letter to such website shall not be construed to entitle any person, including any credit rating agency, who is not an addressee hereof to rely on this opinion letter.
We hereby consent to the filing of this letter as an exhibit to the Registration Statement, and to all references to our firm included in or made a part of the Registration Statement. In giving the foregoing consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the related rules and regulations of the Commission.
This opinion letter is being given as of the date hereof, and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the matters discussed herein, including any changes in applicable law which may hereafter occur.
Very truly yours,

Norton Rose Fulbright US LLP
102933019.10     18

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